UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            ONHEALTH NETWORK COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    450707104
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 28, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [X]       Rule 13d-1(b)

                [ ]       Rule 13d-1(c)

                [ ]       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 5 Pages

--------------------------
CUSIP No. 450707104
--------------------------

========= ======================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Van Wagoner Capital Management, Inc. - 94-3235240

========== =====================================================================
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)                                           (a) [ ]
                                                                   (b) [X]

========== =====================================================================
  3        SEC USE ONLY

========== =====================================================================
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware

=========================== --------- ==========================================
                               5      SOLE VOTING POWER
        NUMBER OF                     -0-
          SHARES
       BENEFICIALLY         --------- ==========================================
         OWNED BY              6      SHARED VOTING POWER
           EACH                       -0-
        REPORTING           --------- ==========================================
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       4,143,500
                            --------- ==========================================
                               8      SHARED DISPOSITIVE POWER
                                      -0-
=========== ====================================================================
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            4,143,500

=========== ====================================================================
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN [ ] SHARES (SEE INSTRUCTIONS)
            Not Applicable

=========== ====================================================================
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            26.4% 1

=========== ====================================================================
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IA

================================================================================

--------
 1 Based upon an aggregate of 15,712,786 shares outstanding as of February 28, 1999.

                               Page 2 of 5 Pages

--------------------------
CUSIP No. 450707104
--------------------------

 ========= =====================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Van Wagoner Funds, Inc. - 39-1836333, 39-1836332, 39-1836331,
           94-3256573, 94-3256574, 94-3256424, 94-3286386
========== =====================================================================
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
           INSTRUCTIONS)                                           (a)  [ ]
                                                                   (b)  [X]
========== =====================================================================
  3        SEC USE ONLY

========== =====================================================================
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Maryland

=========================== --------- ==========================================
                               5      SOLE VOTING POWER
        NUMBER OF                     3,732,500
          SHARES
       BENEFICIALLY         --------- ==========================================
         OWNED BY              6      SHARED VOTING POWER
           EACH                       -0-
        REPORTING           --------- ==========================================
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       -0-
                            --------- ==========================================
                               8      SHARED DISPOSITIVE POWER
                                      -0-

=========== ====================================================================
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,732,500

=========== ====================================================================
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                       [ ]
            Not Applicable

=========== ====================================================================
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            23.8% 2

----------- ====================================================================
 12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IV

----------- ====================================================================

----------
  2 Based upon an aggregate of 15,712,786 shares outstanding as of February 28, 1999.

                               Page 3 of 5 Pages

--------------------------
CUSIP No. 450707104
--------------------------

       This Amendment No. 1 to the undersigned's Schedule 13G, which was originally filed on February 10, 1999 (the "Schedule 13G") with regard to OnHealth Network Company (the "Issuer") is being filed to amend Item 4 of the
Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

     Item 4. Ownership
             Van Wagoner Capital Management, Inc.

               (a) Amount Beneficially Owned: 4,143,500*

               (b) Percent of Class:  26.4%

               (c) Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote:  -0-

                   (ii)   shared power to vote or to direct the vote: -0-

                   (iii)  sole power to dispose or to direct the disposition of:
                           4,143,500

                   (iv)   shared power to dispose or to direct the disposition
                           of:      -0-

             Van Wagoner Funds, Inc.
               (a) Amount Beneficially Owned:  3,732,500*

               (b) Percent of Class:  23.8%

               (c) Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote:  3,732,500

                   (ii)   shared power to vote or to direct the vote: -0-

                   (iii)  sole power to dispose or to direct the disposition of:
                           -0-

                   (iv)   shared power to dispose or to direct the disposition
                           of:  -0-

----------
 * Van Wagoner Capital Management, Inc. and Van Wagoner Funds, Inc. share beneficial ownership over the same 3,732,500 shares.

                               Page 4 of 5 Pages

--------------------------
CUSIP No. 450707104
--------------------------

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 March 5, 1999
 Date

 VAN WAGONER CAPITAL MANAGEMENT, INC.


 By:      /s/ Garrett R. Van Wagoner
        Garrett R. Van Wagoner, President


 VAN WAGONER FUNDS, INC.

 By:      /s/ Garrett R. Van Wagoner
        Garrett R. Van Wagoner, President



                                Page 5 of 5 Pages